MEMORANDUM OF BUSINESS TERMS

The Memorandum, dated as of November 17, 2006 (“Memorandum”) is entered into by Orange Advisors, LLC, a New Jersey limited liability company (“Advisors”), and Orange Realty Group, LLC, a New Jersey limited liability company (“Realty”), and Robbin E. Cooper (“Cooper”).

Orange REIT, Inc. (the “REIT”) has filed with the Securities and Exchange Commission a Registration Statement on Form S-11 (No.333-131677) covering common shares to be offered to the public (the “Offering”), and the REIT will engage Advisors and Realty to provide services to the REIT pursuant to the Advisory Agreement between the REIT and Advisors (the “Advisory Agreement”) and the Property Acquisition/Disposition Agreement between the REIT and Realty (the “Acquisition Agreement”). Advisors and Realty desire that Cooper serve as President of Advisors and of Realty, and Cooper desires to accept such engagement.

The Memorandum is intended to set forth some of the principal terms of the contemplated business arrangement between Advisors, Realty and Cooper. It is contemplated that the parties hereto will enter into an employment agreement setting forth the terms of this Memorandum in greater detail and additional terms customary to an employment arrangement on the earlier of (i) 90 days after the closing pursuant to the Offering on gross proceeds of approximately $60 million or (ii) September 30, 2007.

1.    Position and Duties. Cooper will serve as President of Advisors and Realty and will devote substantially all of his working time and attention to the business and affairs of Advisors, Realty and the REIT. Cooper will perform his duties and services from offices in Atlanta, Georgia.

2.    Term. The period of employment will commence on or about January 2, 2007.

3.    Compensation.

(a) Cooper will receive (i) a base salary of US $200,000 per annum, (ii) employee health benefits substantially on the same terms as those made generally available to the officers of Advisors’ and Realty’s affiliate, Briad Group, and (iii) three weeks paid vacation in each calendar year.

(b) In addition, Cooper will receive variable compensation described as follows (the “Variable Compensation”):

(i)	3.75% of any fee received by Realty under Section 4(a) of the Acquisition Agreement within five (5) business days of Realty’s receipt of such amount.

(ii)	15.0% of any fee received by Realty under Section 4(b) of the Acquisition Agreement within five (5) business days of Realty’s receipt of such amount.

(iii)	15.0% of any fee received by Advisor under Section 8 (b), (c) or (d) of the Advisory Agreement within five (5) business days of

Advisor’s receipt of such amount.

(c) Further, if Cooper’s employment is terminated prior to the first closing of the Offering, Cooper will receive a fee equal to US $133,000, payable in eight monthly payments of US $16,600 per month, beginning on the date of execution of a termination and release agreement between Cooper, Advisors and Realty (the “Termination Fee”).

(d) The obligations to pay the Variable Compensation will survive termination and will be paid on a pro-rata basis, based on the amount of capital raised while Cooper is employed as compared to the full amount raised by the REIT by the public offering of its shares.

4. Confidential Information. Cooper shall hold in a fiduciary capacity for the benefit of Advisors, Realty and the REIT all secret or confidential information, knowledge, or data relating to Advisors, Realty or the REIT and their businesses obtained by Cooper during his employment by Advisors and Realty and that has not become public knowledge (other than by acts of Cooper or his representatives in violation of this Memorandum). After the date of termination of Cooper’s employment with Advisors and Realty, Cooper shall not, without the prior written consent of Advisors and Realty, communicate or divulge any such information, knowledge, or data to anyone other than Advisors, and Realty and those designated by them.

5. Governing Law. This Memorandum is governed by and shall be construed in accordance with the laws of the State of New Jersey.

6. Counterparts. This Memorandum may be executed in one or more counterparts, each of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Memorandum as of the date and year first above written.

ORANGE ADVISORS, LLC By: /s/ Brad Honigfeld

COOPER: /s/ Robbin E. Cooper
ORANGE REALTY GROUP, LLC By: /s/ Brad Honigfeld

Briad Group hereby joins this Memorandum for the purpose of guarantying the obligations of Orange Advisors, LLC and Orange Realty Group, LLC.

BRIAD GROUP

By:	/s/ Brad Honigfeld